Exhibit 10.1

Dave Harmon

Chief People Officer

Monday, January 7, 2019

Kevin Gentzel

Delivered Electronically

Dear Kevin,

Congratulations on your new role! This letter outlines the details related to your new role and updated total target compensation, which the Executive Compensation Committee of Gannett’s Board of Directors is approving in light of your appointment and increased responsibilities.

JOB TITLE:	President, USA TODAY NETWORK Marketing Solutions

ANNUAL BASE SALARY:	$612,150 (increase of $62,150 or 11.3%)

ANNUAL TOTAL TARGET COMPENSATION:	$2,020,095[1]

SUPPLEMENTAL EQUITY AWARD:	$250,000

DIVISION:	USA TODAY NETWORK Marketing Solutions

REPORTS TO:	Robert Dickey, President & Chief Executive Officer

EFFECTIVE DATE:	This letter shall become effective on January 26, 2019 or, if earlier, upon your assumption of the job title and associated additional responsibilities mentioned above.

[1]	Annual total target compensation is defined here as: 2019 base salary plus 2019 AIP target incentive (paid in Q1 of 2020) plus your 2020 LTI award (to be granted in Q1 of 2020) applying your 2019 LTI target. Annual total target compensation represents (1) your annual base salary to be paid out over the remainder of 2019, (2) your target payout of $489,720 under the 2019 AIP to be paid out in 2020, and (3) your target annual LTI grant value of $918,225 for 2020, in each case as earned and approved and subject to the conditions described below. Annual total target compensation does not include the $250,000 value of the supplemental equity award.

Short-Term Incentive Plan:  Effective January 1, 2019, you will be eligible to participate in Gannett’s 2019 Executive Annual Incentive Plan (the “2019 AIP”) in lieu of any other short-term incentive plan of the company. Your annual target incentive under the 2019 AIP shall be 80% of your annualized base salary.  Incentive plan cash awards, as earned and approved, are paid annually and are contingent upon both your individual performance and Gannett’s actual results against corporate financial goals. Please keep in mind that, within its sole discretion, the Executive Compensation Committee reserves the right to alter, amend or terminate the 2019 AIP and/or your incentive eligibility at any time and for any reason.

Long-Term Incentive:  As of the Effective Date of this letter, your annual long-term incentive (“LTI”) compensation target will increase from 115% to 150% of your annualized base salary, starting with the next annual LTI grant in 2020, subject to the terms and guidelines in place at the time of grant and as determined and approved by the Executive Compensation Committee. LTI awards will be subject to the terms and conditions of the Gannett Co., Inc. 2015 Omnibus Incentive Compensation Plan, as amended (the “Omnibus Plan”), and the pertinent award

Mobile: 571.308.5571 Office: 703.854.3457 dharmon@gannett.com

Gannett Co., Inc. 7950 Jones Branch Drive McLean, VA 22107

agreements, which will be provided to you when the awards are granted.  There shall be no changes to your LTI incentive compensation for 2019.

Supplemental Equity Award: In addition to the foregoing, you will be eligible for a one-time award of restricted stock units with a grant-date value of $250,000, contingent upon approval by the Executive Compensation Committee of the amount and terms of the award. The award will have an effective grant date of January 26, 2019 and will vest on a cliff-basis on June 1, 2020. The award will be subject to the terms and conditions of the Omnibus Plan and a form of award agreement to be approved by the Executive Compensation Committee in connection with its approval thereof.

Benefits: Your benefits, including Paid Time Off (“PTO”) and seniority date, will not change. You will be eligible for a tax and financial planning reimbursement of up to $15,000 per year, travel insurance, and LifeLock identity protection coverage paid for by Gannett, and you will continue to be eligible for a grant of up to $10,000 from the Gannett Foundation to donate to eligible organizations. Such executive benefits are subject to modification or termination by the Executive Compensation Committee at any time and for any reason.

Clawback Policy: You acknowledge and agree that the above-described compensation is subject to Gannett’s Clawback Policy, dated as of December 9, 2015, as revised on December 7, 2018, and as it may be further revised with retroactive effect.

Confidentiality: You recognize and acknowledge that the confidential business and technical information of Gannett Co., Inc. and its affiliates, including the USA TODAY NETWORK (collectively, “Gannett”), which includes information relating to financial statements, customer identities, potential customers, suppliers, servicing methods, equipment, program strategies and information, databases and information systems, analyses, digital products, profit margins or other proprietary information used by Gannett, is a valuable, special and unique asset of Gannett.  You shall not, at any time whether during the term or after the termination of your employment with Gannett, use such information, or any part thereof, or disclose such information to any person, firm, corporation, association or other entity for any purpose other than for the benefit of Gannett.

We look forward to having you continue with the company, in what we expect will be a mutually rewarding relationship and productive experience. Should the terms of the offer be acceptable, we would appreciate you confirming your agreement by close of business on January 14, 2019. If you have questions, please let me know.

Sincerely,

Dave Harmon

Chief People Officer

Signed:

/s/ Kevin Gentzel                                                             1/11/19

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Kevin Gentzel                                                                   Date